SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated July 13, 2017 between
ETF SERIES SOLUTIONS
and
NATIONWIDE FUND ADVISORS

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Nationwide Risk‐Based U.S. Equity ETF	0.30%
Nationwide Risk‐Based International Equity ETF	0.42%
Nationwide Maximum Diversification U.S. Core Equity ETF	0.34%
Nationwide Maximum Diversification International Core Equity ETF	0.44%
Nationwide Maximum Diversification Emerging Markets Core Equity ETF	0.64%
Nationwide Risk-Managed Income ETF	0.68%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 3, 2019.
ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

By: /s/ Michael D. Barolsky
Name: Michael D. Barolsky
Title: Vice President

NATIONWIDE FUND ADVISORS

By: /s/ Lee T. Cummings
Name: Lee T. Cummings
Title: SVP